Execution Version

Exhibit 10.4

ASSET PURCHASE AGREEMENT

By and Among

CRUMBS BAKE SHOP, INC.,

CRUMBS HOLDINGS LLC,

and

LEMONIS FISCHER ACQUISITION COMPANY, LLC

-i-

ARTICLE VII	BANKRUPTCY COURT MATTERS	21

7.1	Competing Transaction	21
7.2	Bankruptcy Court Filings	22

ARTICLE VIII	COVENANTS	23

8.1	Access to Information	23
8.2	Actions Pending the Closing	23
8.3	Consents and Permits	24
8.4	Further Assurances	24
8.5	Publicity	25
8.6	Notification of Certain Matters.	25
8.7	Casualty	25
8.8	Use of Names	25
8.9	Confidentiality	26
8.10	Employee Matters	26
8.11	Other Transition Matters	28
8.12	Accounts Receivable	26
8.13	Waiver of Bulk Sales Laws	26
8.14	Edward M. Slezak	27

ARTICLE IX	CONDITIONS TO CLOSING	27

9.1	Conditions Precedent to Obligations of Purchaser	27
9.2	Conditions Precedent to Obligations of Sellers	27
9.3	Conditions Precedent to Obligations of Purchaser and Sellers	28
9.4	Frustration of Closing Conditions	28

ARTICLE X	TAXES	29

10.1	Transfer Taxes	29
10.2	Purchase Price Allocation	29
10.3	Cooperation and Audits	29

ARTICLE XI	MISCELLANEOUS	29

11.1	No Survival of Representations and Warranties	29
11.2	Expenses	29
11.3	Injunctive Relief	29
11.4	Submission to Jurisdiction; Consent to Service of Process.	30
11.5	Waiver of Right to Trial by Jury	30
11.6	Entire Agreement; Amendments and Waivers	31
11.7	Governing Law	31
11.8	Notices	31
11.9	Severability	32
11.10	Assignment	32
11.11	Non-Recourse	32
11.12	Counterparts	33
11.13	No Presumption	33

-ii-

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 11, 2014 (the “Effective Date”), by and among Lemonis Fischer Acquisition Company, LLC, a Delaware limited liability company (“Purchaser”), Crumbs Bake Shop, Inc., a Delaware corporation, (“Crumbs”), Crumbs Holdings LLC, a Delaware limited liability company (“Holdings”), and the Crumbs and Holdings subsidiaries listed on the signature page who become signatories to this Agreement (together with Holdings and Crumbs, collectively, the “Sellers" and each a “Seller”).

WITNESSETH:

WHEREAS, Sellers are debtors and debtors in possession under title 11 of the United States Code, 11 U.S.C. §§101, et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on July 11, 2014 (the “Petition Date”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), where the Sellers’ bankruptcy cases are jointly administered under Case No. 14-24287 (collectively, the “Bankruptcy Case”);

WHEREAS, Sellers have been engaged in the business of selling a wide variety of cupcakes, cakes, cookies and other baked goods as well as hot and cold beverages through their stores, e-commerce division, catering services and wholesale distribution business (the “Business”); and

WHEREAS, subject to the terms and conditions set forth herein, Purchaser has agreed to purchase, and Sellers have agreed to sell, free and clear of all Liens, the Purchased Assets in accordance with sections 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, have the meanings specified in this Section 1.1 or in other Sections of this Agreement identified in Section 1.2:

“Administrative Expense” means any cost or expense incurred by Sellers in connection with the administration of the Bankruptcy Cases in accordance with sections 503(b) and 507(a)(2) of the Bankruptcy Code.

“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Assignment and Assumption of Lease Agreements, the Bill of Sale, and the IP Transfer Agreement.

“Assignment and Assumption Agreement” means the assignment and assumption agreement in form and substance reasonably satisfactory to Purchaser and Sellers and duly executed by Sellers, effecting the assignment to and assumption by Purchaser of the Purchased Assets and the Assumed Liabilities.

“Assignment and Assumption of Lease Agreements” means the assignment and assumption of lease agreements in form and substance reasonably satisfactory to Purchaser and Sellers and duly executed by Sellers, effecting the assignment to and assumption by Purchaser of the Assumed Real Estate Leases;

“Assumed Contracts” means any Contracts to which any Seller is a party that are related to the Business that (i) are set forth on Section 2.1(a) of the Seller Disclosure Schedule; (ii) are unexpired as of the Closing Date (including those Contracts that have been previously unrenewed) and (iii) have not been rejected (or are the subject of a notice of rejection or a pending rejection motion) by Sellers or designated as Excluded Contracts pursuant to Section 2.6(b).

“Bidding Procedures Order” means an order of the Bankruptcy Court in a form reasonable satisfactory to Purchaser and Sellers that, among other things, approves the Bidding Protections.

“Bidding Protections” means the Break-Up Fee and the Expense Reimbursement.

“Bill of Sale” means the bill of sale and conveyance in form and substance reasonably satisfactory to Purchaser and Sellers and duly executed by Sellers, transferring the Purchased Assets to Purchasers.

“Business Day” means any day of the year on which banking institutions in New York City are open to the public for conducting business.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any contract, agreement, commitment, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, lease, instrument, license, lease, purchase order or other legally binding agreement) whether written or oral, but excluding all Permits.

“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied under sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assignment and/or assumption of any Assumed Contract, as determined by the Bankruptcy Court.

“DIP Credit Agreement” means that certain Superpriority Debtor-in-Possession Credit and Security Agreement dated July 11, 2014 among Purchaser, as Lender, and Sellers, as Borrowers, without giving effect to any amendments thereto.

“DIP Order” means the interim and final order of the Bankruptcy Court approving Sellers’ entry into the DIP Credit Agreement and the performance by Sellers of their respective obligations under the DIP Credit Agreement.

“Employee Benefit Plans” means (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA (whether or not such plan is subject thereto), (ii) all employment, consulting or other individual compensation Contracts, and (iii) all bonus or other incentive, equity or equity-based compensation, deferred or other compensation, profit sharing, pension, change-in-control, severance pay, separation, retention, sick leave, vacation pay, day or dependent care, salary continuation, disability, hospitalization, medical, life insurance, retiree healthcare, retiree life insurance, other retirement, scholarship, legal services, cafeteria, life, health, accident, disability, workers’ compensation, paid time off, fringe benefit or other insurance or employee benefit programs, plans, policies or arrangements, whether written or oral, single employer or multiemployer, or whether for the benefit of a single individual or more than one individual, as to which any Seller contributes, has an obligation to contribute, or has any Liability, contingent or otherwise, with respect, or otherwise provides to the Employees.

“Employees” means all current and former employees of any Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Contracts” means the Contracts set forth on Section 1.1(a) of the Seller Disclosure Schedule as updated from time to time pursuant to Section 2.6(b).

“Expense Reimbursement” means the out-of-pocket costs, fees and expenses (including reasonable legal, financial advisory, accounting and other similar costs, fees and expenses) actually incurred by Purchaser or its Affiliates in connection with the negotiation, documentation and implementation of this Agreement and the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period and the immediately prior comparable period.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations relating to the foregoing that would be payable in connection with the repayment of the foregoing; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all worldwide intellectual property and rights, title and interests arising from or in respect of the following: all (i) industrial design registrations and applications therefore, utility models, patents and patent applications (including provisional and Patent Cooperation Treaty applications), including continuations, divisionals, continuations in-part, reexaminations and reissues, extensions, renewals and any patents that may be issued with respect to the foregoing (collectively, “Patents”); (ii) trademarks, service marks, certification marks, collective marks, trade names, business names, slogans, acronyms, forms of advertisement, assumed names, d/b/a’s, fictitious names, brand names, trade dress, logos, designs, devices, signs, symbols, design rights including product design, configuration and packaging rights, internet domain names, user names, screen names, Internet and mobile account names (including social media names, “tags,” and “handles”), icons, symbols or designations, corporate names, and general intangibles of a like nature and other indicia of identity, origin or quality, whether registered, unregistered or arising by Law, and all applications, registrations, and renewals for any of the foregoing, together with the goodwill associated with and symbolized by each of the foregoing (collectively, “Trademarks”); (iii) published and unpublished works of authorship in any medium, whether copyrightable or not, whether in final form or not, in all media now known or hereafter created, including writings, graphics, artworks, photographs, compositions, sound recordings, motion pictures and audiovisual works, databases and other compilations of information, computer software, mobile and internet applications and content, source code, object code, algorithms, and other similar materials, all packaging, advertising and promotional materials related to the products, and all copyrights and moral rights therein and thereto, and registrations and applications therefor, and all issuances, renewals, extensions, restorations and reversions thereof, in each case, whether registered or not (collectively, “Copyrights”); and (iv) confidential or proprietary information, inventions and invention disclosures (whether patentable or not and whether or not reduced to practice), improvements, unregistered designs, trade secrets, and know-how, including methods, processes, procedures, business plans, strategy, marketing data, marketing studies, advertisements, schematics, concepts, software and databases (including source code, object code and algorithms), formulae, Recipes and compositions, drawings, prototypes, models, discoveries, technology, research and development and customer information and lists (collectively, “Trade Secrets”), together with all rights of action and remedies for past, present and future infringement of any of the foregoing Intellectual Property.

“Intellectual Property License” means (i) any Contract that contains any grant by any Seller to any third Person of any right to use, publish, perform or exploit any of the Intellectual Property, and (ii) any Contract (other than a Contract concerning the licensing of generally commercially available software, including “shrink-wrap” and “click-wrap” licenses) that contains any grant by any third Person to any Seller of any right to use, modify, copy, publish, perform or exploit any Intellectual Property of such third Person concerning or relating to the Business.

“IP Transfer Agreement” means an assignment in form and substance reasonably satisfactory to Purchaser and duly executed by Sellers, transferring all of Sellers’s right, title and interest in and to the Purchased Intellectual Property to Purchaser.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of those persons identified on Section 1.1(b) of the Seller Disclosure Schedule.

“Law” means any law, statute, regulation, rule, code, decree, constitution, ordinance, treaty, rule of common law, decree, directive, criteria, guideline or policy, administered or enforced by or on behalf of, any Governmental Body, including any Order.

“Legal Proceeding” means any claim, demand, litigation, action, cause of action, suit, audit, dispute, review, hearing, charge, indictment, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Body or arbitration or other similar dispute resolution proceeding.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, undertaking, damage, expense, fine, penalty, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, determined or undeterminable, on or off balance sheet, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from third party claims.

“Lien” as applied to any Person means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, security interest, claim, encumbrance, restriction, encroachment or other survey defect, charge, option, pledge, easement, purchase right, preference, priority, option, right of first refusal, conditional sale agreement or other similar restriction (including restriction on transfer), or any other interest in property, of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown, whether imposed by Law, Contract or otherwise.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Permits” means licenses, permits, approvals, certificates, authorizations, operating permits, easements, registrations, qualifications, franchises, grants, concessions, exceptions, rulings, waivers, variances or other forms of permission, consents, exemptions, plans and the like, of any Governmental Body.

“Permitted Liens” means (i) statutory Liens for Periodic Non-Income Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established in accordance with U.S. GAAP on the financial statements consistent with past practice; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (iv) title of a lessor under a capital or operating lease if such lease is an Assumed Contract; (v) any other imperfections in title, charges, easements, restrictions, licenses and encumbrances not interfering with the ordinary conduct of the Business consistent with past practice which do not, individually or in the aggregate, have a material adverse effect on the value of the Purchased Assets and the present use or operation of such Purchased Assets; provided, that, in the case of each of clauses (i) - (v), none of such items secures any Indebtedness or Excluded Liabilities; (vi) Liens for Taxes that constitute Assumed Liabilities; (vii) Liens that will be released by the Sale Order; and (viii) Liens otherwise identified on Section 1.1(c) of the Seller Disclosure Schedule.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Petition Loan Documents” means the Senior Secured Loan and Security Agreement dated January 20, 2014 among Purchaser, as assignee of Fischer Enterprises, L.L.C., an Oklahoma limited liability company, Crumbs and Holdings, as thereafter amended by that First Amendment to Senior Secured Loan and Security Agreement dated July 10, 2014, and all instruments and documents executed at any time in connection therewith.

“Pre-Petition Senior Secured Loan” means term loan in the original principal amount of $5,514,245.30 made by Purchaser to Sellers pursuant to the Pre-Petition Loan Documents, and evidenced by Amended and Restated Note in the original principal amount of $5,514,245.30 dated July 10, 2014.

“Professional” means a Person employed by Sellers with respect to the Bankruptcy Cases in accordance with sections 327 or 1103 of the Bankruptcy Code.

“Purchased Intellectual Property” means all of the following Intellectual Property owned by Sellers: (i) the recipes used in the Business or otherwise listed on Section 1.1(d) of the Seller Disclosure Schedule (collectively, the “Purchased Recipes”); (ii) the Trademarks listed on Section 5.7(a) of the Seller Disclosure Schedule, all other Trademarks used by a Seller or any Seller in connection with the Business, and any variation of or Trademarks formative of any of the foregoing (collectively, the “Purchased Trademarks”); (iii) all Patents, Copyrights and Trade Secrets (other than Recipes) used primarily in connection with the Business; and (iv) all rights of action and remedies for past, present and future infringements of any of the foregoing.

“Purchaser Material Adverse Effect” means any event, change, condition, state of facts, occurrence or circumstance (regardless of whether such event, change, condition, state of facts, occurrence or circumstance constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) which has, individually or when considered together with any other event, change, condition, state of facts, occurrence or circumstance, prevented or materially impaired Purchaser from (i) consummating the transactions contemplated by this Agreement, or (ii) performing its obligations under this Agreement, or would reasonably be expected to do so.

“Representative” means, with respect to any Person, any and all directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents, including potential financing sources of such Person.

“Sale Hearing” means the hearing before the Bankruptcy Court held pursuant to a duly noticed sale motion as provided for in the Bidding Procedures Order to determine the highest or best bid for the Purchased Assets.

“Sale Order” means an order entered by the Bankruptcy Court: (i) that was on appropriate notice to all parties entitled to notice of any motion relating to the Purchased Assets, this Agreement or the transactions contemplated hereby; (ii) that is not subject to a stay pending appeal; (iii) as to which the time to appeal from, or to seek review, rehearing, reconsideration, amendment or petition for certiorari of, has expired without a pending appeal or application seeking review, rehearing, reconsideration, amendment or petition for certiorari; (iv) that is in a form reasonably acceptable to Purchaser and Sellers; and (v), that provides, at least, the following: (a) the Purchased Assets sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all Liens and all Liabilities of any kind or nature whatsoever, whether at law or in equity, including without limitation, free and clear of any rights or claims based on theories of transferee or successor liability under any applicable Law, whether arising before or after the filing of the petitions for relief under chapter 11 of the Bankruptcy Code on the Petition Date, save and excepting only those Liabilities expressly assumed by Purchaser in writing under this Agreement and Permitted Liens; (b) Purchaser has acted in “good faith” within the meaning of and is entitled to the protections of section 363(m) of the Bankruptcy Code; (c) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; and (d) this Agreement and the transactions contemplated hereby may, subject to the terms set forth herein, be specifically enforced against and binding upon, and not subject to rejection or avoidance by any Seller or their respective estates or any chapter 7 or chapter 11 trustee of the Sellers or other representative of their respective estates.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Sellers to Purchaser not later than five (5) Business days following the date hereof.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes; (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code, or by contract, indemnity or otherwise; and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Assumed Cure Costs	2.6
Assumed Leased Real Estate	2.1(h)
Assumed Liabilities	2.3
Assumption Date	2.3
Auction Date	7.1
Avoidance Actions	2.2(c)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Break-Up Fee	1.1(b)
Business	Recitals
Chapter 11 Deposits	2.2(d)
Closing	4.1
Closing Date	4.1
Competing Transaction	7.1
Confidentiality Agreement	8.9
Credit Bid Amount	3.1
Crumbs	Preamble
Designation Leases	2.6
Designation Period	2.6
Designation Rights	2.6
Designation Rights Motion	2.6
Designation Rights Order	2.6
Effective Date	Preamble
Excluded Assets	2.2
Excluded Liabilities	2.4
Holdings	Preamble
Material Contracts	5.8
Necessary Consent	2.5
Petition Date	Recitals
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Preamble
Real Property Leases	5.10
Sellers’ Records	2.1(g)
Termination Date	4.4(a)
Transfer Taxes	10.1

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1           Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase, acquire and accept from Sellers and Sellers will sell, assign transfer, convey and deliver to Purchaser, all of Sellers’ right, title and interest in, to and under all assets, properties, rights and interests of every kind and description, tangible or intangible, of the Sellers used or held for use in the conduct of the Business, free and clear of all Liens (other than Permitted Liens) (collectively, the “Purchased Assets”), including, but not limited to, the following:

(a)          All Assumed Contracts;

(b)          All raw materials, work in process and inventory;

(c)          All fixed assets, leasehold improvements, vehicles and equipment;

(d)          All other tangible personal property and interests therein owned by Sellers, including all furniture, furnishings, tools, product catalogs, advertising materials, stationery, purchase order forms, sale order forms and invoices;

(e)          All prepaid expenses, prepaid rents, prepaid insurance, utility deposits and deposits on contractual obligations, including the items set forth on Section 2.1(e) of the Seller Disclosure Schedule;

(f)          Assignable Permits used or held for use in the Business;

(g)          All files, books and records of Sellers relating to the Business (but excluding Sellers’ Retained Records), all as the same exist on the Closing Date (collectively, “Sellers’ Records”);

(h)          All rights in, to and under any Real Estate Leases that Sellers are a party to which are in effect on the Closing Date, including any Real Estate Leases which Purchaser designates for assumption pursuant to its Designation Rights (collectively, the “Assumed Real Estate Leases”); provided, however, that any such Real Estate Leases that Purchaser adds to the Excluded Contracts schedule or designates for rejection pursuant to Section 2.6 shall be an Excluded Asset;

(i)          All rights under non-disclosure, confidentiality or similar agreements entered into with third parties in connection with the sale of the Business or any part of the Business;

(j)          All rights, claims, causes of action and credits owned by Sellers to the extent relating to any Purchased Asset or Assumed Liability;

(k)          All warranties, guarantees and similar rights related to the Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Assumed Contracts;

(l)          All accounts receivable related to the Business;

(m)        All cash and cash equivalents; and

(n)          All intangible assets and goodwill of Sellers, including, without limitation, the Purchased Intellectual Property and rights and relationships with vendors and suppliers of Sellers.

2.2           Excluded Assets. Notwithstanding any other provision of this Agreement, the Sellers shall, at the Closing, retain, and Purchaser shall not acquire, any right, title or interest in the following assets, properties, rights and interests of the Sellers (collectively, the “Excluded Assets”):

(a)          All rights, claims, causes of action and credits to the extent relating to any Excluded Asset or Excluded Liability, including any such item to the extent arising under any guarantee, warranty, indemnity or similar right in favor of a Seller in respect of an Excluded Asset or Excluded Liability;

(b)          Any minute books, stock ledgers, corporate seals and stock certificates of Sellers, and other similar books and records that Sellers are required by Law to retain, including Tax Returns, financial statements and corporate or other entity filings (the “Retained Records”); provided, however, that Purchaser will have the right, at its sole cost and expense, to make copies of any portions of such Retained Records that relate to the Business or any of the Purchased Assets;

(c)          All avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof (collectively, the “Avoidance Actions”);

(d)          All post petition adequate assurance deposits provided to utilities and any deposits provided to suppliers or service providers to Sellers on a prepetition or postpetition basis (collectively, the “Chapter 11 Deposits”) unless specifically provided for under an Assumed Contract, in which case it will be a Purchased Asset;

(e)          All Employee Benefit Plans and all trust funds and Contracts related thereto;

(f)          All Excluded Contracts;

(g)          Subject to Section 2.5, any Assumed Contract that requires the consent of a third party to be assumed and assigned hereunder as to which, by the Closing Date, such consent has not been obtained;

(h)          All shares of capital stock, membership interests or other equity interest of any Seller or any securities convertible into, exchangeable for shares of capital stock or other equity interest of any Seller or any such subsidiaries; and

(i)          All rights in or to assets leased by Sellers except to the extent the Liabilities under the associated lease are assumed by Purchaser and such lease is assigned to Purchaser as an Assumed Contract.

2.3           Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, or in connection with the Designation Rights, at such later date as Purchaser assumes any Assumed Contract (the “Assumption Date”) Purchaser will assume, effective as of the Closing or the Assumption Date, and will timely perform and discharge in accordance with their respective terms, the following Liabilities of Sellers existing as of the Closing Date or the Assumption Date (collectively, the “Assumed Liabilities”):

(a)          All Liabilities of Sellers under the Assumed Contracts and the other Purchased Assets that arise on or after the Closing Date or the Assumption Date, as the case may be;

(b)          Any Cure Costs that Purchaser is required to pay pursuant to Section 2.6(c);

(c)          Unpaid Administrative Expenses (other than those Administrative Expenses associated with Sellers’ Professionals) in an aggregate amount up to $150,000, but only to the extent such unpaid Administrative Expenses (other than those Administrative Expenses associated with Sellers’ Professionals) exceed the amount of available cash and cash equivalents on the Sellers’ balance sheet; and

(d)          Any Transfer Taxes as provided in Section 10.1.

2.4           Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, Purchaser will not assume and will be deemed not to have assumed, and Sellers will remain liable with respect to, any and all Liabilities of Sellers arising out of, relating to or otherwise in respect of the Business, the Employees, or the Purchased Assets prior to the Closing Date, and all other Liabilities of Sellers, at any time existing or asserted, whether or not accrued, fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Sellers or any of their Affiliates other than the Assumed Liabilities, (collectively, the “Excluded Liabilities”). Purchaser will not be obligated to assume, and does not assume, and hereby disclaims all of the Excluded Liabilities.

2.5           Non-Assignment of Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not affect the assignment or transfer of any Purchased Asset if (i) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order, and (ii) the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required. In such event, such assignment or transfer is subject to such Necessary Consent being obtained, and Sellers and Purchaser will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request. Any payment made in order to obtain any Necessary Consent shall be paid by Purchaser.

2.6           Contract Designation; Cure Costs.

(a)          Section 2.6 of the Seller Disclosure Schedule contains a list of Sellers’ good faith estimate of the amount of Cure Costs applicable to each of the Assumed Contracts set forth on Section 2.1(a) of the Seller Disclosure Schedule (and if no Cure Cost is estimated to be applicable with respect to any particular Assumed Contract, the amount of such Cure Cost has been designated for such Contract as “$0.00”). Except as set forth in Section 2.6(d), not less than 10 days prior to the Closing, Sellers shall deliver notice in a form reasonably acceptable to the Purchaser of the proposed assignments of the Assumed Contracts and proposed Cure Cost for each Assumed Contract to all non-debtor parties of Assumed Contracts, which notice shall notify the non-debtor party of (i) the proposed Cure Cost for such Assumed Contract and (ii) an objection deadline for such non-debtor party to object to proposed Cure Cost. To the extent that any objections to proposed Cure Cost are received, Sellers shall use commercially reasonable efforts to resolve such disputes concerning any Cure Cost. Notwithstanding anything herein to the contrary, at any time prior to the date that is the later of (i) five days after the resolution of any dispute with a non-debtor party to an Assumed Contract relating to the Cure Cost or adequate assurance and (ii) the conclusion of the cure objection hearing relating to any particular Assumed Contract as to which a cure objection has been timely filed, Purchaser shall be entitled, in its sole discretion, to add any Assumed Contract to the schedule of Excluded Contracts by providing written notice thereof to Sellers, and any Assumed Contract so added to the schedule of Excluded Contracts shall be deemed to be an “Excluded Asset” for all purposes hereunder.

(b)          Sellers shall give written notice to Purchaser prior to the submission by Sellers of any motion in its Bankruptcy Case to assume or reject any Contract related to the Business; provided that in no event shall Sellers seek to reject or reject any Contract related to the Business prior to the Closing Date unless prior written approval has been obtained from Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned; and provided, further, that Sellers shall not seek to reject or reject any Contract which is an Assumed Contract. Notwithstanding the foregoing, Sellers shall have the sole discretion to reject, as and when they deem appropriate, any Contract that Purchaser has designated as an Excluded Contract.

(c)          To the extent that any Assumed Contract requires the payment of Cure Costs in order to be assigned to Purchaser and assumed pursuant to Section 363 and 365 of the Bankruptcy Code, the Cure Costs related to such Assumed Contract shall be paid by the Purchaser. Purchaser will provide adequate assurance of future performance as required under the Bankruptcy Code, including Section 365(f)(2)(B) thereof. Purchaser and the Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under each Assumed Contract, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser’s and the Sellers’ employees and representatives available to testify before the Bankruptcy Court, as necessary.

(d)          Purchaser shall have the right to direct the Sellers to assume and assign or reject, at Purchaser’s sole option, any Real Estate Leases that the Sellers are a party to which are in effect (the “Designated Leases”) and Sellers shall promptly file and prosecute a motion or motions (each, a “Designation Rights Motion”) in addition to the motion described in Section 2.6(a) which is filed prior to the Closing, to effectuate such assumptions and assignments or rejections (the “Designations Rights”), subject to the following:

(i)          Purchaser shall be entitled to exercise Designation Rights from the date of the entry of the Sale Order and for a period of 45 days thereafter (the “Designation Period”);

(ii)         Purchaser shall provide an initial list of Designated Leases on or before the Sale Hearing;

(iii)        If a Designated Lease is not assumed or rejected at the Closing, Purchaser shall be solely responsible for all obligations arising on such Designated Leases to the extent such obligations qualify as an administrative expense pursuant to Sections 365(d)(3) and/or 503(b) of the Bankruptcy Code from the date of the Closing until the earlier of the expiration of the Designation Period or the entry of an order assuming or rejecting such Assumed Lease (a “Designation Rights Order”);

(iv)        Purchaser may notify Sellers in writing of its decision to assume and assign or reject any Designated Lease during the Designation Period. If Purchaser has not submitted to Sellers a Designation Notice with respect to a particular Designated Lease as of the expiration of the Designation Period, the Sellers shall reject such Designated Lease. Buyer may revoke its Designation Notice at any time prior to the order approving the requested assumption or rejection;

(v)         Purchaser’s election to reject a particular Designated Lease shall not affect the Purchase Price; and

(vi)        Purchaser shall pay Sellers’ reasonable attorneys’ fees and costs for the prosecution of any motions as provided in this Section 2.6(d);

2.7           Further Conveyances and Assumptions. From time to time following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby; provided, that nothing in this Section 2.7 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

ARTICLE III

CONSIDERATION; ADJUSTMENT

3.1           Consideration

(a)          The aggregate consideration for the Purchased Assets (the “Purchase Price”) will consist of (i) an amount equal to and payable in the form of a credit bid of the full amount of the obligations then outstanding under the DIP Credit Agreement and the Pre-Petition Senior Secured Loan (such amount as may be increased pursuant to Section 3.1(b), the “Credit Bid Amount”); and (ii) the assumption by Purchaser of the Assumed Liabilities.

(b)          For the avoidance of doubt, at any time, and from time to time, during the Auction, Purchaser may increase the Purchase Price by paying additional cash consideration.

ARTICLE IV

CLOSING AND TERMINATION

4.1           Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) will take place at the offices of McAfee & Taft A Professional Corporation, 10th Floor, Two Leadership Square, 211 N. Robinson, Oklahoma City, OK 73102 at 10:00 a.m. (Oklahoma City time) on the date that is no later than one (1) Business Day following the satisfaction or waiver in writing of all of the conditions to the obligations of the parties set forth in Article IX (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and date or at such other place as is agreed to in writing by the parties hereto. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” For the sake of clarity, the transfer of the Purchased Assets and Assumed Liabilities will be deemed to take place and be effective on the Closing Date at 12:01 a.m. where the Purchased Asset or Assumed Liability resides, exists or arises.

4.2           Deliveries by Seller. At the Closing, Sellers will deliver or cause to be delivered to Purchaser:

(a)          all assignments and other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser and Sellers, as may be necessary, to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser (in each case free and clear of all Liens other than Permitted Liens);

(b)          the officers certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(c)          a counterpart of each of the Ancillary Agreements, executed by each Seller, to the extent not previously delivered; and

(d)          such other documents as may be specified in this Agreement or any exhibit or schedule hereto, or which may otherwise be reasonably required by Purchaser to effectuate the transactions contemplated by this Agreement.

4.3           Deliveries by Purchaser. At the Closing, Purchaser will deliver to Seller:

(a)          the Purchase Price;

(b)          the officers certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b);

(c)          a counterpart of each of the Ancillary Agreements, executed by Purchaser, to the extent not previously delivered; and

(d)          such other documents as may be specified in this Agreement or any exhibit or schedule hereto, or which may otherwise be reasonably required by Sellers to effectuate the transactions contemplated by this Agreement.

4.4           Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)          by Purchaser or Sellers, upon prior written notice to the other party, if the Closing has not occurred by 5:00 PM Oklahoma City time on that date that is the earlier of (i) 90 days after the Effective Date or (ii) the expiration of Sellers’ right to use cash collateral in the Bankruptcy Case (the “Termination Date”); provided, however, that if the Closing has not occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or Sellers, then the breaching party may not terminate this Agreement pursuant to this Section 4.4(a);

(b)          by mutual written consent of Sellers and Purchaser;

(c)          by Purchaser, if Sellers breach any representation or warranty or any covenant or agreement contained in this Agreement, which breach (i) would result in a failure of a condition set forth in Sections 9.1 or 9.3 and (ii) (A) cannot be cured by the Termination Date or (B) if capable of being cured, has not been cured by the earlier of (x) twenty (20) Business Days after the giving of written notice by Purchaser to Sellers of such breach (which notice shall specify in reasonable detail the nature of such breach and Purchaser’s intention to terminate this Agreement if such breach or failure is not cured) and (y) one (1) Business Day prior to the earlier of the Termination Date and the date on which this Agreement may otherwise be terminated by Purchaser in accordance with Section 4.4; provided, that Purchaser is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d)          by Sellers, if Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, which breach (i) would result in a failure of a condition set forth in Sections 9.2 or 9.3 and (ii) (A) cannot be cured by the Termination Date or (B) if capable of being cured, has not been cured by the earlier of (x) twenty (20) Business Days after the giving of written notice by Sellers to Purchaser of such breach notice (which notice shall specify in reasonable detail the nature of such breach and Sellers’ intention to terminate this Agreement if such breach or failure is not cured) and (y) one (1) Business Day prior to the earlier of the Termination Date and the date on which this Agreement may otherwise be terminated by Sellers in accordance with Section 4.4; provided, that no Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e)          by Sellers or Purchaser if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto will promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 4.4;

(f)          automatically, if a Competing Transaction is consummated, subject to Purchaser’s right to payment of the Break-Up Fee and Expense Reimbursement in accordance with the provisions of Section 7.2;

(g)          by Purchaser or Sellers if the Bidding Procedures Order is not entered by the date that is 20 days after the Petition Date, provided that no party may terminate this Agreement pursuant to this Section 4.4(g) after the Bidding Procedures Order has been entered;

(h)          by Purchaser or Sellers if the DIP Order is not entered by July 31, 2014; or

(i)          by Purchaser if (i) Sellers fail to deliver the Seller Disclosure Schedules within five (5) Business Days after the Effective Date, or (ii) the Seller Disclosure Schedules are not satisfactory to Purchaser in its reasonable discretion.

4.5           Procedure Upon Termination. If this Agreement is terminated pursuant to Section 4.4 hereof, written notice thereof will forthwith be given to the other party or parties, and this Agreement will terminate as described below, and the purchase of the Purchased Assets and assumption of the Assumed Liabilities hereunder will be abandoned, without further action by Purchaser or Sellers.

4.6           Effect of Termination. If this Agreement is terminated as provided herein, then each of the parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there shall be no liability or obligation on Purchaser or Sellers, or any of their respective Representatives; provided, however, that the provisions of this Section 4.6, Section 7.1, Section 7.2, Section 8.9 and Article XI (other than Section 11.3) hereof and, to the extent necessary to effectuate the foregoing enumerated provisions, Section 1.1 hereof, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Section 4.6 will be deemed to release any party from liability for any fraudulent or criminal acts, the remedies for which shall not be limited by the provisions of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Seller Disclosure Schedule to be delivered by the Sellers to Purchaser not later than five (5) Business days following the date hereof, each Seller hereby jointly and severally represents and warrants to Purchaser that all of the statements contained in this Article V are true and correct in all material respects. Sellers may, at their option, include in the Seller Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

5.1           Organization. Each Seller is an entity duly organized and validly existing under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its assets.

5.2           Authorization of Agreement. Subject to entry of the Bidding Procedures Order and the Sale Order and such other authorization as is required by the Bankruptcy Court, each Seller has the requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of each Seller. This Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by the applicable Seller and (assuming the due authorization, execution and delivery by the other parties hereto and the entry of the Bidding Procedures Order, the Sale Order and such other authorization as is required by the Bankruptcy Court) this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Conflicts. Except as set forth on Section 5.3 of the Seller Disclosure Schedule, the execution and delivery by each Seller of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by such Seller with any of the provisions hereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Purchased Assets or cancellation under any provision of the certificate of incorporation and by-laws or comparable organizational documents of such Seller.

5.4           Absence of Certain Changes. Since March 31, 2014 there has not been any sale, assignment or transfer of any material assets of Sellers.

5.5           Intentionally Deleted.

5.6           Title to Purchased Assets. Sellers own the Purchased Assets free and clear of all Liens (other than Permitted Liens) and, subject to the entry of the Sale Order, at the Closing, Purchaser will be vested with good and valid title to such Purchased Assets, free and clear of all Liens (other than Permitted Liens), to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code. Sellers own or lease all inventory, fixed assets, leasehold improvements, vehicles, equipment, and other personal property currently used in connection with the Purchased Assets.

5.7           Intellectual Property.

(a)           Section 5.7(a) of the Seller Disclosure Schedule sets forth (i) a complete list of all Purchased Intellectual Property that is registered or for which an application for registration has been filed (including, where applicable, the title, application or registration number and jurisdiction) (the “Registered Intellectual Property”); (ii) a complete list of all material unregistered Trademarks included in the Purchased Intellectual Property; (iii) a complete list all domain name registrations included in the Purchased Intellectual Property; and (iv) a complete list of all Twitter (and other social media) handles included in the Purchased Intellectual Property.

(b)          Section 5.7(b) of the Seller Disclosure Schedule sets forth a complete list of all material written Intellectual Property Licenses, whether such Intellectual Property Licenses involve payments by or to a Seller or an Affiliate of any Seller.

(c)          The Purchased Intellectual Property constitutes all of the Intellectual Property used in the operation of the Business. Except as set forth on Section 5.7(c) of the Seller Disclosure Schedule:

(i)          A Seller owns all Purchased Intellectual Property listed on Section 5.7(a) of the Seller Disclosure Schedule and has valid rights in and to, including all rights to use, reproduce, publish, distribute, transmit, perform, display, and create derivative works of, as applicable, all such Purchased Intellectual Property as such Intellectual Property is used in the ordinary course of business, in each case, free and clear of all Liens (other than Permitted Exceptions). To the Knowledge of the Sellers, the Registered Intellectual Property is enforceable and subsisting.

(ii)         To the Knowledge of Sellers, the Purchased Intellectual Property is not the subject of any ownership, validity, use, or enforceability challenge or claim received by Sellers in writing or any outstanding Order restricting the use by Sellers thereof or adversely affecting any of the rights of Sellers thereto, except as would not, individually or in the aggregate, be material.

(iii)        No Seller, and to the Knowledge of the Sellers, no other Person, is in breach or default under any Intellectual Property License material to the operation of the Business that is an Assumed Contract and to which any Seller is a party or by which it is bound, except for breaches or defaults that would not, individually or in the aggregate, be material. To the Knowledge of Sellers, no Person is violating, diluting, misappropriating or infringing, or has, in the last 3 years, violated, diluted, misappropriated or infringed, any Purchased Intellectual Property or Intellectual Property exclusively licensed to any Seller under an Intellectual Property License that is an Assumed Contract, except for violations, dilutions, misappropriations or infringement that would not, individually or in the aggregate, be material.

(iv)        The Sellers have made reasonable efforts to protect and maintain the proprietary nature of each item of Purchased Intellectual Property and the confidentiality of the confidential Trade Secrets and other confidential information of the Business.

(v)         To the Knowledge of the Sellers, (A) no Seller is violating, and since the Petition Date, has violated, any Intellectual Property rights of any other Person and (B) there are no Legal Proceedings, pending or, to the Knowledge of Sellers, threatened, concerning any claim that Sellers have infringed, diluted, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, in each case, except as would not, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect.

5.8           Material Contracts. Section 5.8(a) of the Seller Disclosure Schedule sets forth a true and complete list of all contracts, leases, and other agreements to which Sellers are a party or are bound, or by which any of the Purchased Assets are bound, as of the Effective Date, whether or not made in the ordinary course of business, which are material to the operation of the Business (collectively, the “Material Contracts”). Sellers have made available to Purchaser true and correct copies of each Material Contract. Except as set forth in Section 5.8(a) of the Seller Disclosure Schedule, to the Knowledge of Sellers, the Material Contracts are still in effect.

5.9           Litigation. Except as set forth on Section 5.9 of the Seller Disclosure Schedule and except for Legal Proceedings that do not have and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect, as of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller that involve or relate to any of the transactions contemplated by this Agreement or affect any of the Purchased Assets or the Business or that could reasonably be expected to adversely affect Purchaser’s ownership of the Purchased Assets after the Closing.

5.10         Real Property. Sellers do not own any real property. Section 5.10 of the Seller Disclosure Schedules sets forth each parcel of real property leased by Sellers. Sellers have not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.

5.11         Brokers or Financial Advisors. No Person has acted, directly or indirectly, as broker, agent, finder or financial advisor for Sellers in connection with the transaction contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof, except GlassRatner.

5.12         Benefit Plans.

(a)          Section 5.12(a) of the Disclosure Schedules contains a true and complete list of Sellers' Employee Benefit Plans.

(b)          Except as disclosed in Section 5.12(b) of the Disclosure Schedules: (i) each Benefit Plan and related trust has been established, administered and maintained, in all material respects, in accordance with its terms and in compliance with all applicable Laws; (ii) all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and (iii) all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

6.1           Organization and Good Standing. Purchaser is an entity validly existing under the laws of the state of its organization.

6.2           Authorization of Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of Purchaser. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to closing will be duly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party constitutes legal, valid and binding obligations of each Purchaser enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3           Conflicts; Consents of Third Parties.

(a)          The execution and delivery by Purchaser of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) the entry of the Bidding Procedures Order and the Sale Order and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.4           Brokers or Financial Advisors. No Person has acted, directly or indirectly, as a broker, agent, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.5           Sufficient Funds. Purchaser has, on the date hereof and as of the Closing Date, the financial capability to purchase the Purchased Assets on the terms and subject to the conditions set forth in this Agreement.

6.6           Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the actual knowledge of Purchaser, threatened against Purchaser that involve or relate to any of the transactions contemplated by this Agreement.

ARTICLE VII

BANKRUPTCY COURT MATTERS

7.1           Competing Transaction.

(a)          This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers and the Bankruptcy Court of higher or better competing bids. Except as otherwise permitted or required by the Bidding Procedures Order, from and after the date hereof until the date that the auction (the “Auction”) contemplated by the Bidding Procedures Order is declared closed by Sellers (the “Auction Date”), Sellers are permitted to cause their respective representatives and Affiliates to respond to (but not initiate contact, solicit, or encourage submission of) any inquiries, proposals or offers by, any Person (in addition to Purchaser and their Affiliates, agents and Representatives) with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of all, or substantially all of, the Purchased Assets to a purchaser or purchasers other than Purchaser or effecting any other transaction (including a Chapter 11 plan) the consummation of which would be substantially inconsistent with the transactions herein contemplated (a “Competing Transaction”). Notwithstanding anything contained herein to the contrary, no transaction can be a Competing Transaction unless it provides for indefeasible payment in full of the Indebtedness then outstanding under the DIP Credit Agreement and the Pre-Petition Senior Secured Loan.

(b)          If (i) this Agreement is terminated pursuant to Section 4.4(c) by Purchaser or pursuant to Section 4.4(f), and (ii) a Competing Transaction is consummated, then Sellers will pay to Purchaser in cash (A) an amount (the “Break-Up Fee”) equal to 3% of the Purchase Price and (B) the Expense Reimbursement. The Break-Up Fee and Expense Reimbursement shall be paid in cash concurrently with the consummation and closing (which, in the case of a plan of reorganization or liquidation, shall be the effectiveness) of the first Competing Transaction to occur simultaneously with or following the termination of this Agreement and shall be paid from the first proceeds of such Competing Transaction prior to payment of any other claims including claims secured by the assets that are the subject of the Competing Transaction, until the Break-Up Fee and Expense Reimbursement are paid in full. For the avoidance of doubt, nothing in the preceding sentence shall limit the Purchaser’s recourse with respect to the Break-Up Fee and Expense Reimbursement to the proceeds described therein, and the Break-Up Fee and Expense Reimbursement will constitute, pursuant to sections 364 and 503 of the Bankruptcy Code, a superpriority administrative expense claim in each of Seller’s bankruptcy estates and in any successor bankruptcy estate of any chapter 7 proceeding following conversion of any of Sellers’ chapter 11 proceedings with priority over any and all administrative expense claims. Any Break-Up Fee and Expense Reimbursement payable pursuant to this Agreement will be allowed and paid, without any further Bankruptcy Court approval or order. Sellers will not qualify any bid to participate in the auction contemplated by the Bidding Procedures Order that does not include at a minimum a cash consideration sufficient to pay the Indebtedness then outstanding under the DIP Credit Agreement and the Pre-Petition Senior Secured Loan, the Break-Up Fee and the Expense Reimbursement; provided, however, that Sellers may qualify a bid which does not include cash consideration in excess of such amount if (i) such bid is otherwise a Qualified Bid (as defined in the Bidding Procedures Order) and (ii) such bid is for less than all of the Purchased Assets and the cash consideration provided in such bid, when combined with the consideration provided by other bids for the remaining Purchased Assets is determined by the Sellers in good faith to include aggregate cash consideration sufficient to pay all obligations secured by the Purchased Assets, the Break-up Fee and Expense Reimbursement and all existing tax liens, mechanics’ liens or other similar statutory liens to the extent such liens are secured permitted liens.

(c)          Notwithstanding anything to the contrary contained herein, upon timely payment of the Break-Up Fee and Expense Reimbursement to Purchaser in accordance with this Section 7.1, Sellers and their respective representatives and Affiliates, on the one hand, and Purchaser and its respective representatives and Affiliates, on the other hand, will be deemed to have fully released and discharged each other from any Liability resulting from the termination of this Agreement and neither Sellers and their respective representatives and Affiliates, on the one hand, and Purchaser and its respective representatives and Affiliates, on the other hand, nor any other Person will have any other remedy or cause of action under or relating to this Agreement or any applicable Law.

(d)          The Sellers acknowledge that (i) the agreements contained in this Section 7.1 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where the Break-Up Fee is payable are uncertain and incapable of accurate calculation and therefore, the amount payable pursuant to this Section 7.1 is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate the Purchaser for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and (iii) without the agreements contained in this Section 7.1 the parties would not have entered into this Agreement.

(e)          Notwithstanding anything to the contrary contained herein, the rights of Purchaser under this Section 7.1 are independent of and in addition to such rights and remedies of the Purchaser under Section 11.3; provided, that the Purchaser may simultaneously pursue (i) a grant of specific performance pursuant to Section 11.3 and (ii) payment of the Break-Up Fee and Expense Reimbursement pursuant this Section 7.1; but may not receive both a grant of specific performance pursuant to Section 11.3 that results in a Closing and payment of the Break-Up Fee and Expense Reimbursement pursuant to this Section 7.1.

7.2           Bankruptcy Court Filings. Within two Business Days after the Effective Date, Sellers will file with the Bankruptcy Court a motion seeking entry of the Bidding Procedures Order and the Sale Order, to which Sellers will attach a draft of the Bidding Procedures Order and the Sale Order. Subject to Section 7.1, Sellers will thereafter pursue diligently the entry of the Bidding Procedures Order and the Sale Order. Upon Purchaser’s request, Sellers shall promptly file within two Business Days of Purchaser’s request, any Designation Rights Motion contemplated by Section 2.6(d). Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of a Designation Rights Order and a finding of adequate assurance of future performance by Purchaser of the Assumed Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event that the entry of the Bidding Procedures Order, the Sale Order, or a Designation Rights Order is appealed or a stay pending appeal is sought, Sellers will oppose the appeal or the stay pending appeal and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation). Sellers will consult with Purchaser and provide Purchaser at least 24 hours’ notice in advance of filing with the Bankruptcy Court or any appellate court any motion, brief, notice, proposed order, amendment, supplement or other pleading that Sellers propose to file in the Bankruptcy Court relating to the transactions contemplated by this Agreement. Sellers will give Purchaser reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Bidding Procedures Order, any Designation Rights Order, or the Sale Order and Purchaser will have the right to attend and seek to be heard at any such hearings.

ARTICLE VIII

COVENANTS

8.1           Access to Information. From the date hereof through the Closing Date, Purchaser will be entitled, through its officers, employees, consultants and Representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business, and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests for any reasonable purpose and, at Purchaser’s sole cost and expense, to make extracts and copies of such books and records. Any such investigation and examination will be conducted during normal business hours upon reasonable advance notice and under reasonable circumstances and will be subject to restrictions under applicable Law. Sellers will direct and use reasonable efforts to cause their respective officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination. No investigation by Purchaser prior to or after the date of this Agreement will affect or be deemed to modify any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement.

8.2           Actions Pending the Closing.

(a)          Except (1) as required by applicable Law or by order of the Bankruptcy Court, (2) as otherwise expressly contemplated by this Agreement, or (3) with the prior written consent of Purchaser, during the period from the date of this Agreement to and through the Closing Date, Sellers will:

(i)          maintain the Purchased Assets in their current condition, ordinary wear and tear excepted;

(ii)         defend and protect the Purchased Assets from infringement; and

(iii)        comply with applicable Laws in all material respects.

(b)          Except (1) as required by applicable Law or by order of the Bankruptcy Court, (2) as otherwise contemplated by this Agreement, or (3) with the prior written consent of Purchaser, during the period from the date of this Agreement to and through the Closing Date, Sellers will not:

(i)          subject any of the Purchased Assets to any Lien (except for Permitted Liens);

(ii)         enter into any Contract for the direct or indirect sale (whether by merger, sale of assets or stock, or otherwise), transfer, financing, assignment, conveyance, lease, recapitalization or other disposition of any Purchased Asset other than the sale of inventory in the ordinary course of business;

(iii)        permit the lapse of any right relating to the Purchased Intellectual Property or any other intangible Purchased Asset, including trademark and domain name registrations that could have been averted through the commercially reasonable efforts of Sellers;

(iv)        enter into any Contract to license any Purchased Intellectual Property or renew, extend, expand or otherwise amend the terms of any existing Intellectual Property License;

(v)         accelerate collection of any notes or accounts receivable due to the Sellers under any Contracts in advance of their regular due dates or the dates when the same would have been collected in the ordinary course of business;

(vi)        merge or consolidate any Seller or an entity controlled by Sellers with any other Person or acquire any business or equity interests or any other Person;

(vii)       take any action that would constitute or result in an Event of Default (as defined therein) under the DIP Credit Agreement; or

(viii)      take, or agree, commit or offer (in writing or otherwise) to take, any actions in violation of the foregoing prohibited by this Section 8.2(b).

8.3           Consents and Permits. Sellers will use commercially reasonable efforts, and Purchaser will cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.3(b) hereof and the Necessary Consents. In addition, Sellers will cooperate with Purchaser’s efforts to obtain any Permits that are required to be transferred or reissued to Purchaser.

8.4           Further Assurances. Subject to the other provisions of this Agreement, each of Purchaser and each Seller will use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (ii) provide the other parties with reasonable cooperation and take such actions as such other parties may be reasonably request in connection with the consummation of the transactions contemplated by this Agreement, (iii) following the Closing, execute and deliver such additional documents, instruments, assignments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and (iv) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.5           Publicity. Except as otherwise required by Law, none of the parties hereto shall make any public statements or issue any public statements or press release regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, which consent shall not be unreasonably, withheld or delayed; provided, however, notwithstanding the foregoing, the parties shall have the right to disclose the existence of this Agreement and the DIP Credit Agreement and the transactions contemplated thereby, without reference to the specific terms of this Agreement or the DIP Credit Agreement or any Confidential Information.

8.6           Notification of Certain Matters. From time to time prior to the Closing, Sellers shall promptly deliver written notice to the Purchaser of (i) any event, change, effect, condition, state of facts, or occurrence that comes to the Sellers’ Knowledge that (A) would reasonably be expected to (x) cause a breach of the Sellers’ covenants under this Agreement, (y) render the satisfaction of the conditions in Section 9.1 or Section 9.3 reasonably unlikely to be fulfilled, or (z) prevent, prohibit or delay the Closing, (B) that, if occurring or arising or in existence before or on the date of this Agreement would have caused a representation or warranty of the Sellers to be inaccurate or deficient in any material respects; (ii) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; and (iii) the commencement of any Legal Proceedings relating to the Business or the Purchased Assets. The delivery of any notice pursuant to this Section 8.6 will not have any effect on the satisfaction of the condition to closing set forth in Section 9.1(a) or the Purchaser’s or Sellers’ right to terminate the Agreement pursuant to Section 4.4(c) or Section 4.4(d), respectively, and shall not be deemed to amend or supplement any Section of the Seller Disclosure Schedule or prevent or cure any misrepresentations or breach of warranty.

8.7           Casualty. Sellers shall maintain until Closing all existing insurance, at their sole cost and expense. If, between the date hereof and the Closing, any of the Purchased Assets shall be damaged or destroyed by fire, theft, vandalism or other casualty event, or become subject to any condemnation or eminent domain proceeding, Sellers shall promptly notify Purchaser in writing of such fact and Purchaser shall have the option to (a) acquire such Purchased Assets on an “as is” basis and take an assignment from Sellers of any and all insurance proceeds payable to Seller in respect of such event, or (b) elect to exclude such Purchased Asset from this Agreement.

8.8           Use of Names. Following the Closing, and except as otherwise utilized in connection with the Bankruptcy Cases, Sellers shall promptly discontinue use of the "Crumbs" name and all other trademarks included in the Purchased Assets. Within ten (10) Business Days following the Closing, Sellers shall provide Purchaser with evidence that the legal names of Crumbs and Holdings have been changed to remove “Crumbs” from each of their names.

8.9           Confidentiality. Purchaser acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1 and is subject to the terms of the confidentiality agreement between Crumbs and Marcus Lemonis, dated April 7, 2014 and the confidentiality agreement between Crumbs and Fischer Enterprises, L.L.C dated December 18, 2013, respectively (collectively, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, except that in the event of a conflict between the terms of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall control. Purchaser acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate. Sellers acknowledge that from and after the Closing, all non-public information relating to the Business, including the Purchased Assets and the Assumed Liabilities, will be valuable and proprietary to Purchaser and its Affiliates. Sellers agree that, from and after the Closing, no Seller will disclose to any Person any confidential and proprietary information relating to Purchaser and its Affiliates, or the Business, including the Purchased Assets, and the Assumed Liabilities, except as required by Law or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 8.9. Sellers acknowledge and agree that the remedies at law for any breach or threatened breach of this Section 8.9 by any Seller are inadequate to protect Purchaser and its Affiliates and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, without prejudice to any other rights or remedies otherwise available to Purchaser or their respective Affiliates, each party acknowledges and agrees that upon any breach or threatened breach by a Seller of the terms and conditions of this Section 8.9, Purchaser and their respective Affiliates, as applicable will be entitled to immediate injunctive relief and to an order restraining any threatened or future breach from any court of competent jurisdiction without proof of actual damages or posting of any bond in connection with any such remedy. The provisions of this Section 8.9 will survive the Closing.

8.10         Employee Matters. Purchaser will not be responsible as a successor employer for any obligations of any Seller. Purchaser will not have any obligation to employ or to consider employing any Employee on or after the Closing. Purchaser shall have no obligation to assume any Employee Benefit Plan. All liabilities and obligations under Employee Benefit Plans shall be Excluded Liabilities. Except as otherwise specifically set forth herein, if any Employees are hired by Purchaser, Purchaser shall have the right to establish the initial terms and conditions of employment for such Employees and will not be obligated to provide any particular level of compensation or benefits to such Employees except as Purchaser may otherwise agree.

8.11         Intentionally deleted.

8.12         Accounts Receivable. After Closing, all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items attributable to the Purchased Assets (the “Post-Closing Accounts Receivable”) shall belong to and be paid over to Purchaser. Sellers will promptly turn over all checks, drafts and other cash proceeds, including those received by wire transfer, relating to the collection of Post-Closing Accounts Receivable after the Closing Date. Sellers hereby grant Purchaser an irrevocable power of attorney to endorse such checks, drafts and other matters and any check, draft or other matter arising after the Closing relating to Purchaser’s business issued in the name of Sellers.

8.13         Waiver of Bulk Sales Laws. To the greatest extent permitted by applicable Law, Purchaser and Sellers hereby waive compliance by Purchaser and Sellers with the terms of any bulk sales or similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Sale Order shall exempt Sellers and Purchaser from compliance with any such Laws.

8.14         Edward M. Slezak. At Closing, Purchaser shall (i) pay a transition fee of $125,000 to Edward M. Slezak (“Slezak”) via wire transfer of immediately available funds, and (ii) enter into an Employment Agreement with Slezak pursuant to which Slezak will be employed by Purchaser until December 31, 2014 as its Chief Executive Officer and General Counsel. The Employment Agreement shall be in a form acceptable to Purchaser and Slezak and shall provide for, among other things, (i) an annual base salary of $300,000 (ii) a year-end bonus of $125,000 assuming Purchaser achieves certain mutually agreed upon financials milestones, (iii) Health benefits similar to what Slezak current receives from Sellers, (iv) Slezak’s agreement not to compete with Purchaser or solicit any of its employees, officers, directors, agents or managers, and (v) indemnification of Slezak by Purchaser in connection with the performance of his duties under the Employment Agreement.

ARTICLE IX

CONDITIONS TO CLOSING

9.1           Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)          The representations and warranties of Sellers contained in this Agreement that are not qualified by materiality or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the representations and warranties of Sellers contained in this Agreement that are qualified by materiality or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect.

(b)          Sellers shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the forgoing effect.

(c)          Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

9.2           Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)          The representations and warranties of Purchaser contained in this Agreement that are not qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the representations and warranties of Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect.

(b)          Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by Purchaser, prior to or on the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf Purchaser, dated the Closing Date, to the foregoing effect.

(c)          Purchaser shall have delivered to Sellers all of the items set forth in Section 4.3.

9.3           Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a)          There shall not be in effect any Order by a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(b)          The Bankruptcy Court shall have entered the Sale Order (it being understood that the form of order shall be satisfactory to Sellers and Purchaser, in their reasonable discretion, and shall satisfy prong (v) in the definition of Sale Order) and the Sale Order shall be in full force and effect and not stayed and shall not have been reversed or modified since the date of entry; provided, however, that if (i) the order issued by the Bankruptcy Court would have qualified as a Sale Order but solely for a notice of appeal having been timely filed and (ii) the parties hereto are not stayed or enjoined from consummating the transactions contemplated hereby, then the condition set forth in this Section 9.3(b) shall be deemed satisfied unless Purchaser reasonably believes that the effect of such appeal could be materially adverse to the Purchased Assets considered as a going concern, the ability of the Purchaser or any Affiliate thereof to commence and continue operation of the Business as a going concern using the Purchased Assets taken as a whole following the Closing or Purchaser’s contractual rights and benefits under this Agreement.

(c)          On or prior to July 31, 2014, the Bankruptcy Court shall have entered the Bidding Procedures Order and the final DIP Order.

9.4           Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such party’s failure to comply with or breach of any provision of this Agreement.

ARTICLE X

TAXES

10.1         Transfer Taxes. All documentary, stamp, transfer, motor vehicle registration, sales, use, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne by Purchaser, regardless of the party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes.

10.2         Purchase Price Allocation. Purchaser and Sellers shall allocate the Purchase Price (together with Assumed Liabilities properly included, if any) among the Purchased Assets in a manner consistent with the fair market values determined in good faith and on a reasonable basis by Purchaser and Sellers prior to the Closing Date. Such allocation shall be consistent with Section 1060 of the Internal Revenue Code and the Treasury Regulations thereunder.

10.3         Cooperation and Audits. Purchaser and Sellers will cooperate fully with each other regarding Tax matters (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

ARTICLE XI

MISCELLANEOUS

11.1         No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement will not survive the Closing hereunder, and none of the parties will have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each party hereto will be liable to the other after the Closing for any breach thereof.

11.2         Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of Sellers and Purchaser will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and all proceedings incident thereto. This Section 11.2 shall not apply with respect to any expenses incurred by the parties in connection with any action for a breach of this Agreement or any other agreement, document and instrument contemplated by this Agreement.

11.3         Injunctive Relief.

(a)          The parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto will be entitled to seek injunctive relief to prevent any such breach, and to seek to specifically enforce specifically the terms and provisions of this Agreement, including without limitation to seek specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 11.3 will be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement.

(b)          The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Purchaser or the Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Purchaser or the Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 11.3.

11.4         Submission to Jurisdiction; Consent to Service of Process. Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 11.8 hereof; provided, however, that if the Bankruptcy Cases have been closed pursuant to Section 350 of the Bankruptcy Code, and the Bankruptcy Court refuses to reopen the Bankruptcy Case, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware sitting in Wilmington, Delaware for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)          Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8; provided, however, that such service will not be effective until the actual receipt thereof by the party being served.

11.5         Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

11.6         Entire Agreement; Amendments and Waivers. This Agreement (including the Seller Disclosure Schedule in final form and exhibits hereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.7         Governing Law. This Agreement shall be governed by and construed in accordance with the Bankruptcy Code, applicable Bankruptcy Rules and the internal, substantive laws of the State of Delaware without regard to any state’s choice or conflicts of laws provisions.

11.8         Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile or email transmission (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case to the respective Persons at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers, to:

c/o Crumbs Bake Shop, Inc.

110 West 40th Street, Suite 2100

New York, New York 10018

Attention: Edward M. Slezak Telephone: 646 278-6088

Electronic Mail: eslezak@crumbs.com

With a copy (which will not constitute notice) to:

Cole, Schotz, Meisel, Forman & Leonard, P.A.

Court Plaza North

25 Main Street

Hackensack, New Jersey 07601

Attention: Michael D. Sirota, Esq. and David Bass, Esq.

Email: msirota@coleschotz.com and dbass@coleschotz.com

Fax: (201) 678-6626 and (646) 563-7932

If to Purchaser, to:

Lemonis Fischer Acquisition Company, LLC

701 Cedar Lake Blvd, Oklahoma City, OK 73114

Attention: S. Scott Fischer

Fax: (405) 425-8865

With a copy (which will not constitute notice) to:

McAfee & Taft A Professional Corporation

211 N. Robinson Avenue, Tenth Floor

Oklahoma City, Oklahoma 73102

Attention: Louis J. Price

Email: louis.price@mcafeetaft.com
Fax: (405) 235-0439

11.9         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10         Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents will be void, provided, however, that Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates. No assignment of any obligations hereunder will relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers, Purchaser will also apply to any such assignee unless the context otherwise requires.

11.11         Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the parties to this Agreement will have any liability for any obligations or liabilities of Sellers or Purchaser, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the parties hereto, no party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or thereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise. In no event shall any Person be liable to another Person for any remote, speculative or punitive damages with respect to the transactions contemplated hereby.

11.12         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.13         No Presumption. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Lemonis Fischer Acquisition Company, LLC

By:
Name: S. Scott Fischer
Title: Manager

[Signature Page to Asset Purchase Agreement]

CRUMBS BAKE SHOP, INC.

By:
Name:
Title:

CRUMBS HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

CRUMBS 42nd STREET II, LLC
CRUMBS BROAD STREET, LLC
CRUMBS BROADWAY LLC
CRUMBS FEDERAL STREET, LLC
CRUMBS GARMENT CENTER LLC
CRUMBS GRAND CENTRAL LLC
CRUMBS GREENVALE LLC
CRUMBS GREENWICH, LLC
CRUMBS HOBOKEN, LLC
CRUMBS II, LLC
CRUMBS LARCHMONT, LLC
CRUMBS LEXINGTON LLC
CRUMBS PARK AVENUE LLC
CRUMBS RETAIL BAKE SHOPS, LLC
CRUMBS STAMFORD, LLC
CRUMBS THIRD AVENUE LLC
CRUMBS TIMES SQUARE LLC
CRUMBS UNION SQUARE LLC
CRUMBS UNION STATION LLC
CRUMBS WEST MADISON, LLC
CRUMBS WOODBURY LLC

By:	CRUMBS HOLDINGS LLC,
its Sole Member

By:
Name:	Edward M. Slezak
Title:	CEO and General Counsel

[Signature Page to Asset Purchase Agreement]